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THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE A

Listed below are the series of The Calvert Fund that are entitled to receive administrative services from Calvert Administrative Services Company, Inc. ("CASC") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CASC pursuant to the Agreement.

Calvert Income Fund
Class A	0.30% of the first $3 billion
0.25% above $3 billion
Class B	0.30% of the first $3 billion
0.25% above $3 billion
Class C	0.30% of the first $3 billion
0.25% above $3 billion
Class I	0.10%

Calvert New Vision Small Cap Fund
Class A	0.25%
Class B	0.25%
Class C	0.25%
Class I	0.10%

Calvert Short Duration Income Fund
Class A	0.30%
Class B	0.30%
Class C	0.30%
Class I	0.10%

Calvert Long-Term Income Fund
Class A	0.30%
Class B	0.30%
Class C	0.30%
Class I	0.10%

For its services under this Administrative Services Agreement, CASC is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a class commences operations, absent waivers.

Schedule restated October 6, 2005